UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2026

IDEXX LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(ZIP Code)

207.556.0300

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value per share	IDXX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

CEO Transition.

On January 11, 2026, Jonathan (Jay) Mazelsky notified IDEXX Laboratories, Inc. (the “Company” or “IDEXX”) of his intent to step down as the Company’s President and Chief Executive Officer effective as of May 12, 2026 (the “Transition Date”) and retire from the Company and the Company’s Board of the Directors (the “Board”) immediately following the Company’s annual meeting of shareholders in May 2027 (the “Retirement Date”). On January 13, 2026, the Company announced that effective as of the Transition Date Mr. Mazelsky will transition to the role of Executive Chair of the Board and Michael (Mike) Erickson, PhD, will assume the role of President and Chief Executive Officer of the Company and join the Board as a Class II Director. In his capacity as President and Chief Executive Officer, Dr. Erickson will serve as the Company’s principal executive officer. Mr. Mazelsky will work closely with Dr. Erickson until Mr. Mazelsky’s Retirement Date to support a seamless transition. Mr. Lawrence D. Kingsley, currently serving as the Board’s independent Non-Executive Chair, will serve as independent Lead Director effective as of the Transition Date.

Dr. Erickson, 52, brings nearly two decades of leadership experience and significant healthcare technology and innovation expertise. Since joining IDEXX in 2011, he has held senior positions across key portions of the Company’s business, including diagnostics, software, strategy and corporate accounts, and currently serves as Executive Vice President and General Manager of IDEXX’s Global Point of Care Diagnostics and Telemedicine lines of business. Prior to joining the Company, Dr. Erickson advised leading pharmaceutical, biotechnology and health service companies as an Associate Principal at McKinsey & Company.

There are no arrangements or understandings between Dr. Erickson and any other persons pursuant to which he will be appointed to serve as the Company’s President and Chief Executive Officer. Dr. Erickson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, and Dr. Erickson has no family relationships with any director or executive officer of the Company.

Erickson Letter Agreement.

On January 12, 2026, in connection with Dr. Erickson’s anticipated appointment as President and Chief Executive Officer commencing on the Transition Date, Dr. Erickson entered into a letter agreement (the “Erickson Letter Agreement”) with the Company. The Erickson Letter Agreement sets forth the terms and conditions of Dr. Erickson’s employment as President and Chief Executive Officer and further provides that Dr. Erickson will be appointed to the Board as of the Transition Date and thereafter will be nominated by the Board for reelection during his employment as President and Chief Executive Officer.

Under the terms of the Erickson Letter Agreement, Dr. Erickson will receive an annualized base salary of $1,000,000 and an annual bonus with a target of 120% of base salary, effective as of the Transition Date. With respect to the Company’s 2026 fiscal year, Dr. Erickson is expected to receive a long-term incentive equity award with a target grant date value of not less than $7.8 million, to be granted in the form of stock options (50%) and performance restricted stock units (50%), under the Company’s 2018 Stock Incentive Plan (as amended, restated, amended and restated or replaced from time to time, the “Incentive Plan”), as part of the Company’s annual equity award cycle in February 2026. With respect to the Company’s 2027 fiscal year and each year thereafter during his employment as President and Chief Executive Officer, Dr. Erickson will be eligible to receive equity awards under the Incentive Plan, with grant date values and terms and conditions as determined by the Compensation and Talent Committee of the Board from time to time.

If Dr. Erickson’s employment is terminated by the Company following the Transition Date without “Cause” (as defined therein), other than under the terms of the Erickson CIC Agreement (as defined and described below), the Erickson Letter Agreement provides that Dr. Erickson will be entitled to receive the following, subject to execution and non-revocation of a release of claims and continued compliance with the applicable restrictive covenants:

•	Salary continuation for two years following termination of employment;
•	A lump-sum payment of the employer portion of the cost of continued health benefits for Dr. Erickson and covered dependents for such two-year period; and
•	Continued vesting of equity incentive awards for two years following termination of employment, except as may be otherwise provided under the applicable award agreements.

The Erickson Letter Agreement does not amend or supersede the terms of the Confidential Information, Work Product, and Restrictive Covenant Agreement, between Dr. Erickson and the Company, dated as of March 4, 2022, or any award agreements evidencing grants under the Company’s stock incentive plans to which Dr. Erickson is a party.

A copy of the Erickson Letter Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K. The description of the Erickson Letter Agreement included in this Current Report on Form 8-K is a summary, is not complete and is qualified in its entirety by reference to the terms of the Erickson Letter Agreement filed as Exhibit 10.1 hereto.

Erickson Amended and Restated CIC Agreement.

As an Executive Vice President, Dr. Erickson was a party to a change in control agreement that provided for certain benefits upon a qualifying termination of employment that follows a change in control of IDEXX. In connection with the CEO transition, Dr. Erickson entered into an amended and restated change in control agreement (the “Erickson CIC Agreement”) on January 12, 2026, to be effective on the Transition Date.

Under the Erickson CIC Agreement, if Dr. Erickson’s employment is terminated after the Transition Date by the Company without “Cause” or by Dr. Erickson with “Good Reason” within the two-year period following a “Change in Control” (as such terms are defined in the Erickson CIC Agreement) (a “Qualifying CIC Termination”), Dr. Erickson will be entitled to receive the following, subject to execution and non-revocation of a release of claims and continued compliance with the applicable restrictive covenants:

•	A lump-sum payment of an amount equal to the sum of (i) earned but unpaid base salary, (ii) target bonus for the portion of the year prior to the Qualifying CIC Termination, and (iii) any compensation previously deferred by Dr. Erickson and any accrued vacation pay, in each case to the extent unpaid;
•	A lump-sum payment of an amount equal to three times the sum of (i) Dr. Erickson’s annual base salary and (ii) the average bonus received by him for the three prior full fiscal years;
•	Continuation of all benefits under welfare, benefit, savings and retirement plans for up to three years; and
•	Reimbursement of up to $12,500 per year (an aggregate of $25,000) for expenses incurred in connection with outplacement services and relocation costs in connection with obtaining new employment.

In addition, the Erickson CIC Agreement provides that upon a Qualifying CIC Termination, all shares underlying Dr. Erickson’s outstanding equity awards subject only to time-based vesting conditions will become immediately exercisable or vested, as applicable. The terms of the performance-based equity awards will continue to be governed by the Incentive Plan and the applicable equity award agreements.

A copy of the Erickson CIC Agreement is included as Exhibit 10.2 to this Current Report on Form 8-K. The description of the Erickson CIC Agreement included in this Current Report on Form 8-K is a summary, is not complete and is qualified in its entirety by reference to the terms of the Erickson CIC Agreement filed as Exhibit 10.2 hereto.

Mazelsky Letter Agreement.

On January 12, 2026, Mr. Mazelsky entered into a letter agreement (the “Mazelsky Letter Agreement”) with the Company, which will become effective and supersede Mr. Mazelsky’s current employment agreement with the Company effective on the Transition Date. The Mazelsky Letter Agreement provides for the terms and conditions of his continued employment as Executive Chair from the Transition Date through the Retirement Date, unless terminated earlier by the Company or Mr. Mazelsky. The Mazelsky Letter Agreement provides that, in exchange for his service as Executive Chair, Mr. Mazelsky will be paid an annual base salary of $1,150,000 through the Retirement Date. In addition, with respect to the 2026 fiscal year, Mr. Mazelsky will be eligible for a target annual bonus opportunity determined as a percentage of the annual base salary actually paid with respect to the 2026 fiscal year equal to the blended rate of (i) 130% for the period from January 1 through the Transition Date and (ii) 100% for the period from the Transition Date through December 31, 2026 (the “FY 2026 Bonus”).

As part of the Company’s annual equity award cycle, it is expected that Mr. Mazelsky will receive a grant of time-vesting restricted stock units with a target grant date value of not less than $8.275 million in February 2026, which will serve as Mr. Mazelsky’s equity incentive compensation with respect to the Company’s 2026 fiscal year and with respect to the portion of the Company’s 2027 fiscal year prior to the Retirement Date. Mr. Mazelsky will not be eligible for any other cash or equity incentive payments with respect to his employment as Executive Chair during the 2027 fiscal year.

If Mr. Mazelsky’s employment with the Company is terminated by the Company after the Transition Date and prior to the Retirement Date without “Cause” (as defined in the Mazelsky Letter Agreement) (an “Involuntary Termination”), Mr. Mazelsky will be entitled to receive the following, subject to execution and non-revocation of a release of claims and continued compliance with the applicable restrictive covenants:

•	A lump-sum payment of Mr. Mazelsky’s base salary through the Retirement Date; and
•	FY 2026 Bonus (to the extent not already paid), calculated based on actual performance of the Company, payable at the same time such bonus is paid to other executive officers of the Company.

If the Involuntary Termination occurs on or prior to February 14, 2027, the Company will permit Mr. Mazelsky to take a personal unpaid leave through February 15, 2027, at which time Mr. Mazelsky will be deemed to retire and will be treated as experiencing a qualifying “retirement” for purposes of the applicable compensation and benefit plans and programs of the Company.

The Mazelsky Letter Agreement does not amend or supersede the terms of the Confidential Information, Work Product, and Restrictive Covenant Agreement, between Mr. Mazelsky and the Company, dated as of January 19, 2022, or any award agreements evidencing grants under the Company’s stock incentive plans to which Mr. Mazelsky is a party.

A copy of the Mazelsky Letter Agreement is included as Exhibit 10.3 to this Current Report on Form 8-K. The description of the Mazelsky Letter Agreement included in this Current Report on Form 8-K is a summary, is not complete and is qualified in its entirety by reference to the terms of the Mazelsky Letter Agreement filed as Exhibit 10.3 hereto.

Item 7.01. Regulation FD Disclosure.

A copy of the press release dated January 13, 2026, announcing these matters is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter Agreement by and between Michael (Mike) Erickson, PhD, and IDEXX Laboratories, Inc., dated January 12, 2026.
10.2	Amended and Restated Change in Control Agreement by and between Michael (Mike) Erickson, PhD, and IDEXX Laboratories, Inc., dated January 12, 2026.
10.3	Letter Agreement by and between Jonathan (Jay) Mazelsky and IDEXX Laboratories, Inc., dated January 12, 2026.
99.1	Press Release issued by IDEXX Laboratories, Inc. on January 13, 2026.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.

Date: January 13, 2026	By:	/s/ Sharon E. Underberg
Sharon E. Underberg
Executive Vice President, General Counsel and Corporate Secretary